As filed with the Securities and Exchange Commission on June 28, 2007.

File No. 333-________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ScanSource, Inc.

(Exact Name of Issuer as Specified in its Charter)

South Carolina	57-0965380
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

6 Logue Court

Greenville, South Carolina 29615

(864) 288-2432

(Address, including zip code, and telephone number of Principal Executive Offices)

ScanSource, Inc. 2002 Long-Term Incentive Plan

(Full Title of the Plan)

RICHARD P. CLEYS ScanSource, Inc. 6 Logue Court Greenville, South Carolina 29615 (864) 288-2432 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Copy to: GARY C. IVEY Alston & Bird LLP Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 (704) 444-1090

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	800,000 (1)	$32.545 (2)	$26,036,000.00 (2)	$800.00

(1)	Amount to be registered consists of an aggregate of 800,000 shares to be issued pursuant to the grant or exercise of awards granted to employees, officers, consultants and advisors under the ScanSource, Inc. 2002 Long-Term Incentive Plan, including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.
(2)	Determined in accordance with Rule 457 paragraphs (c) and (h), the registration fee calculation for these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq Global Select Market on June 25, 2007.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to Richard P. Cleys at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents that have been filed or will be filed by ScanSource, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this registration statement and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2006;

(2) The Company’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, December 31, 2006 and March 31, 2007 and the Company’s Current Reports on Form 8-K filed October 17, 2006, November 9, 2006, November 17, 2006, November 30, 2006, January 19, 2007, February 20, 2007, April 20, 2007, April 23, 2007, April 30, 2007, May 15, 2007 and June 25, 2007;

(3) The description of Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on October 5, 1995, including all amendments or reports filed for the purpose of updating such description;

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), provides the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of the Company’s directors under certain circumstances. As permitted by the SCBCA, the Company’s Amended and Restated Articles of Incorporation, as amended, provide that a director of the Company shall not be personally liable to the Company or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in Section 33-8-330 of the SCBCA or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

The Company’s Bylaws also provide the Company with the power and authority to the fullest extent legally permissible under the SCBCA to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives or agents in certain circumstances. The Company’s Bylaws mandate indemnification of such persons in certain circumstances and set forth such indemnification provisions as a contractual right of such persons.

In addition, the Company maintains directors’ and officers’ liability insurance covering some liabilities for actions taken by directors and officers in their capacities as such.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on June 28, 2007.

ScanSource, Inc.

By:	/s/ Richard P. Cleys
Richard P. Cleys Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Baur and Richard P. Cleys, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ James G. Foody James G. Foody	Chairman of the Board	June 28, 2007

/s/ Michael L. Baur Michael L. Baur	Director and Chief Executive Officer (Principal Executive Officer)	June 28, 2007

/s/ Richard P. Cleys Richard P. Cleys	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 28, 2007

/s/ Steven R. Fischer Steven R. Fischer	Director	June 28, 2007

/s/ Michael J. Grainger Michael J. Grainger	Director	June 28, 2007

/s/ John P. Reilly John P. Reilly	Director	June 28, 2007

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q for the fiscal quarter ended December 31, 2004)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Form SB-2 filed with the Commission on February 7, 1994, Registration No. 33-75026-A)

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities being registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on signature page to this Registration Statement)

99.1	ScanSource, Inc. 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006)

99.2	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 11, 2005)